Exhibit 10.1

[Letterhead of Sotheby’s]

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Severance Agreement

As of January 1, 2015

Bruno Vinciguerra

c/o Sotheby’s

1334 York Avenue

New York, New York 10021

Dear Bruno:

This letter agreement (the “Agreement”) sets forth our understanding with respect to your rights and obligations in the event of the termination of your employment with Sotheby’s (together with all of its subsidiaries and related entities, “Sotheby’s” or the “Company”). This Agreement is being provided to you because you are a key employee at the Company and perform highly specialized and unique duties for the Company. Consequently, Sotheby’s is offering you the following terms and financial enhancements with respect to your services from the date hereof through to and including December 31, 2016 (the “Term”) to ensure your continued loyalty to the Company, and so that you will focus fully and exclusively on your job duties at Sotheby’s. Defined terms herein are used with the meanings given to them in Exhibit A.

(1)	Severance Arrangements.

a)	If at any time during the Term, your employment by the Company is terminated by you for Good Reason, the Company shall pay you:

(i) the sum of: (x) any unpaid base salary through the date of termination, (y) with respect to any calendar year in which you have completed a full year of service, to the extent not previously paid, total incentive compensation attributable to such period conditioned on the achievement of the performance goals (as defined in the “EBP” (defined below)) as determined by the Compensation Committee (calculated at 110% of your Total Incentive Target (subject to the exercise of negative discretion by the Compensation Committee to not less than 90% of your Total Incentive Target)), for the calendar year prior to such termination, including 2014, 2015 and 2016 as applicable (such prior year, the “Bonus Determination Year”), which shall be paid out in 100% cash and payable under the terms of the Company’s Executive Bonus Plan (“EBP”) as and when paid to the other named executive officers (but in any event not later than March 15 of the year following the Bonus Determination Year) (the “Prior Year Bonus”), and (z) reimbursement for any approved unreimbursed expenses incurred through the date of termination within sixty (60) days of your termination date. For purposes of this Agreement, “Accrued Obligations” shall mean amounts payable to you pursuant to sub-clauses (x) and (z) above.

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(ii) A cash payment conditioned on the achievement of the performance goals (as defined in the EBP) as determined by the Compensation Committee for the relevant performance period under the EBP during the year in which such termination occurs (but only to the extent such termination results in a partial year of service and does not otherwise duplicate any payment under sub-clause (i) above), calculated at your “Total Incentive Target” (as defined below), prorated to reflect the portion of the performance period through the date of termination, with such payment made following the completion of the performance period as provided for under the EBP, as and when paid to the other named executive officers (but in any event not later than March 15 of the year following the year of such termination)(for purposes of this Agreement, “Total Incentive Target” shall mean your annual total incentive target under the EBP as determined in advance by the Compensation Committee);

(iii) A separation benefit based on thirteen months (13) of your annual base salary (determined on a monthly basis) at the time of your termination (“Base Salary”) and thirteen months of Bonus (determined on a monthly basis) plus one month Base Salary and one month prorated Bonus for each full year of employment at Sotheby’s, which amount shall be paid on the next payroll date following the Release Deadline (subject to any other payment conditions herein) and in lieu of any other payments or benefits to which you might otherwise be entitled, including but not limited to, any payments or benefits for which you could be eligible under the Sotheby’s, Inc. Severance Plan, any amended version of such Plan, or successor plan (the “Plan”).

•	Base Salary shall mean the amount, before salary reductions for deferred compensation, health insurance premiums or other pre-tax or tax-deferred employee benefits you are entitled to receive as salary on a semi-monthly basis, excluding all bonuses and incentive compensation, perquisites, employee benefits, or other forms of compensation payable by the Company as consideration for your services as of the date immediately preceding termination of employment.

•	Bonus shall mean the sum of the past three years’ cash bonuses paid under the Company’s annual incentive compensation program divided by 3. The calculation of Bonus shall exclude any prorated cash bonus payment for a year in which you were not employed for a full year. Additionally, for purposes of calculating this average bonus, if incentive compensation for a particular year has been agreed to be paid fully in cash, then only 40% of the amount of such cash payment shall be included in the foregoing calculations.

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(iv)	In addition, your outstanding equity will continue to vest notwithstanding the provisions of the Amended and Restated Restricted Stock Unit Plan and/or any applicable award agreement, provided that you not engage in any restricted activity prohibited in Exhibit B during both the one-year “Restricted Period” following your termination and for any vesting period associated with such outstanding equity and extending beyond one year following your termination (the “Extended Restricted Period”). If, during the Extended Restricted Period, you elect not to or otherwise fail to comply with the obligations set forth in Exhibit B, such continued vesting shall cease, and you will forfeit any then-unvested interests. You agree to provide the Company with advance written notice of those employment, consulting or other business activities that you contemplate engaging in during the Restricted Period and Extended Restricted Period. For clarification, the cessation of vesting and forfeiture provided in the preceding sentence shall in no way limit or otherwise modify your current obligations set forth in Exhibit B.

These payments and continued vesting are contingent upon your compliance with your obligations under Exhibit B and your execution of a release agreement as described in Paragraph 1(h) below, on or before the “Release Deadline” (as defined below).

b)	If at any time during the Term, the Company terminates your employment without Cause, the Company will provide you with three (3) months’ notice and will provide you with the same payments and benefits as if you had terminated for Good Reason as provided in Paragraph 1(a) above (but without duplication of any previously paid Prior Year Bonus). The conditions set forth in the last sentence of Paragraph (1)(a) above shall apply as well to these payments and vesting.

c)	If you terminate your employment (not for Good Reason) from the date hereof through the earlier of six (6) months after a new CEO is hired or June 30, 2016 (the “Defined Period”), you shall provide the Company with three (3) months’ notice and the Company shall pay you the Accrued Obligations and Prior Year Bonus unless previously paid. If you terminate your employment (not for Good Reason) after the Defined Period, you shall give the Company one (1) month notice and the Company shall pay you the amounts in Paragraphs 1(a)(i)(but without duplication of any previously paid Prior Year Bonus) and 1(a)(ii) above, and treat your outstanding equity as provided for in Paragraph 1(a)(iv) above. In the event that you give notice under this Paragraph 1(c), the Company may elect to alter your responsibilities and/or work schedule during the notice period. The conditions set forth in the last sentence of Paragraph (1)(a) above shall apply as well to these payments and vesting.

d)	If during the Term, your employment is terminated by the Company for Cause, this Agreement shall terminate without further obligation to you, except that the

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Company shall pay you any Accrued Obligations as defined above (excluding any incentive compensation for any period prior to or after the date of termination of your employment) and shall continue to be obligated to you with respect to vested benefits in accordance with the terms of the applicable plans.

e)	If during the Term, your employment is terminated by the Company because of your permanent disability or death, this Agreement shall terminate without further obligation to you, except that the Company shall pay you or your estate any Accrued Obligations as defined above (excluding any incentive compensation for any period prior to or after your Termination Date) and shall continue to be obligated to you or your estate with respect to vested benefits in accordance with the terms of the applicable plans.

f)	During the term of this Agreement, you hereby agree to waive irrevocably any rights or benefits under the Plan in its current form, as it may be amended from time to time, or under a successor plan. Upon expiration of this Agreement, if you and the Company do not enter into a mutually agreed new severance agreement, you will become an employee-at-will and will become eligible for benefits under the terms of the Company’s severance plan in effect at that time; provided, however, that where your employment terminates after the Term pursuant to a notice of such termination given during the Term or before payment of the prior year’s incentive compensation as provided for hereunder with respect to services rendered during the Term, the parties’ rights and responsibilities concerning such termination shall continue to be governed by the substantive terms of this Agreement, provided that if you remain employed for all of 2016, the payment to you shall be calculated at your Total Incentive Target (subject to the exercise of negative discretion by the Compensation Committee to not less than 90% of your Total Incentive Target).

g)	This Agreement may be terminated by mutual consent of the Parties without any payment obligation.

h)

Any payments or benefits for which you are eligible pursuant to this Paragraph 1 beyond Accrued Obligations shall only be made if you execute and deliver to the Company, and do not revoke, a release, no later than the thirtieth day following your termination date (the last day of such thirty (30) day period being the “Release Deadline”) in a form acceptable to the Company, as similarly required under the Plan, of any and all your claims (except with regard to claims for payments or benefits specifically payable or providable hereunder which are not yet paid as of the effective date of the release, claims for vested accrued benefits, claims under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or claims relating to any rights of indemnification under the Company’s certificate of incorporation or by-laws or claims under any directors and officers liability insurance policy) occurring up to the release date with regard to the Company and its respective past or present officers, directors and employees. The

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release will not contain any restrictive covenants less favorable to you than those set forth in this Agreement. Any amounts payable pursuant to the Paragraph 1 in excess of Accrued Obligations that constitute “deferred compensation” subject to Section 409A of the Internal Revenue Code (as amended) and the regulations and guidance promulgated thereunder (“Code Section 409A”) shall be delayed and made on the next payroll date following the six (6) month anniversary of your termination date, but amounts qualifying as short term deferral under Code Section 409A shall be paid commencing on the next payroll date following the Release Deadline (subject to any other payment conditions herein). If under this Agreement an amount is to be paid in two or more installments, for purposes of Code Section 409A each installment shall be treated as a separate payment. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement unless such termination is also a “Separation from Service” within the meaning of Code Section 409A. All payments described in this Agreement are subject to applicable withholding. All provisions herein for continued vesting of performance share units are subject to Company performance and payment dates in accordance with the normal vesting dates, and your compliance with your obligations under Exhibit B during the Restricted Period and Extended Restricted Period. In all cases any business expenses eligible for reimbursement must be reimbursed by the end of the taxable year following the year in which incurred and the right to such reimbursement cannot be subject to exchange or liquidation for any other benefit.

(2)	Certain Agreements. In consideration of the undertakings by the Company in Paragraph (1), you agree to be bound by the covenants and agreements set forth in Exhibit B hereto.

(3)	Miscellaneous. You may not assign your rights or delegate your obligations under this Agreement. Sotheby’s shall be entitled to withhold from any payments or deemed payments under this Agreement any amount of withholding required by law. This Agreement constitutes the entire agreement between you and Sotheby’s concerning the subject matter of your employment and supersedes any prior employment, severance, or notice and non-compete agreement between the parties. Any waiver or amendment of any provision of this Agreement must be in writing and signed by both parties.

(4)	Legal and Equitable Remedies. Sotheby’s shall be entitled to enjoin a violation by you of any provision hereof, including, but not limited to, the obligations in Exhibit B. Moreover, the parties hereto acknowledge that the damages suffered by Sotheby’s as a result of any violation of this Agreement may be difficult to ascertain. Accordingly, the parties agree that in the event of a breach of this Agreement by you, Sotheby’s shall be entitled to specific enforcement by injunctive relief of your obligations to Sotheby’s. The remedies referred to above shall not be deemed to be exclusive of any other remedies available to Sotheby’s, including to enforce the performance or observation of the covenants and agreements contained in this Agreement.

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(5)	Arbitration. Any dispute, controversy or claim arising out of or relating to this agreement, or breach thereof (other than an action or proceeding for an injunction or other equitable relief pursuant to Paragraph 4 hereof), shall be settled by arbitration in New York City in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association by a single arbitrator. Any rights, defenses, or remedies available in a court of competent jurisdiction shall also be available to the parties in arbitration. The arbitrator’s award shall be final and binding upon both parties, and judgment upon the award may be entered in any court of competent jurisdiction in any state of the United States or country or application may be made to such court for a judicial acceptance of the award and such enforcement as the law of such jurisdiction may require or allow.

(6)	Severability. If at any time there is a judicial determination by any court of competent jurisdiction that any provision of this Agreement is unenforceable against you, the other provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum extent as the court may judicially determine or indicate to be enforceable under New York law.

(7)	Choice of Law/Choice of Forum. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York irrespective of the principles of conflicts of law, and you consent to the jurisdiction of the state and federal courts situated in New York City for the purpose of adjudicating any dispute relating to this Agreement.

(8)	Binding on Successor Company. This Agreement shall remain in effect and be binding upon any successor or assign of Sotheby’s including any entity that (whether directly or indirectly, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) is the survivor of the Company or that acquires the Company and/or substantially all the assets of the Company, and such successor entity shall be deemed the “Company” for purposes of this Agreement.

(9)	2015 EBP Performance Bonus. So long as you remain actively employed (and notice of termination has not been provided) at the time in 2016 that performance bonuses for 2015 are paid under the EBP, your total incentive compensation attributable to 2015, conditioned on the achievement of the performance goals (as defined in the EBP) as determined by the Compensation Committee, shall be calculated at your Total Incentive Target (subject to the exercise of negative discretion by the Compensation Committee to not less than 90% of your Total Incentive Target).

(10)

Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to you at the address set forth on the initial page of this Agreement and to the Company at Sotheby’s, 1334 York Avenue, New York, New York 10021, Attention: Executive Vice President, Human Resources, or to such other address as either

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party may have furnished to the other in writing in accordance herewith. Any such notice shall be deemed given when so delivered personally, or, if mailed, five (5) days after the date of deposit in the United States mail, except that notice of change of address shall be effective only upon receipt.

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Please review this Agreement carefully and, if it correctly states our agreement, sign and return to me the enclosed copy.

Very truly yours,

SOTHEBY’S

By:	/S/ SUSAN ALEXANDER
Susan Alexander
Executive Vice President and
Worldwide Head of Human Resources

Read, accepted and agreed to this 31st day of December, 2014

/S/ BRUNO VINCIGUERRA
Bruno Vinciguerra

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EXHIBIT A

DEFINITIONS

“Cause” shall mean and be limited to:

a)	conviction of a felony crime;

b)	fraud, willful malfeasance or gross negligence in connection with performance of your duties which is materially injurious to the Company; or

c)	any material breach of this Agreement by you.

provided, however, that within thirty (30) days from the date one of the above-referenced events occurs constituting Cause, the Company shall provide you with written notice that it is terminating your employment for Cause. In the case of the occurrence of a material breach of this Agreement within sub-clause (c) above, and where the circumstances are curable in the judgment of the Company, you shall have ten (10) days following the receipt of written notice to cure such circumstances.

“Good Reason” shall mean the occurrence of any of the following events:

a)	any material breach of a material term of this Agreement by the Company which shall include failure to pay or award you any compensation due under the terms of this Agreement;

b)	your being required to relocate to a principal place of business more than fifty (50) miles outside New York, New York without your express consent; or

c)	any action by the Company that results in a material diminution in your authority, duties and responsibilities or a reduction of 10% or more of your base salary without your express consent (except in connection with the termination of your employment for Cause or as a result of your death or Permanent Disability or temporarily as a result of your illness or other absence).

provided, however, that you shall provide the Company, if during the Defined Period thirty (30) days’ prior written notice and if after the Defined Period fifteen (15) days’ prior written notice, in each case, from the date one of the above-referenced events occurs constituting Good Reason that you are terminating your employment for Good Reason, and the Company shall have, in either case, thirty (30) days following the receipt of that written notice to correct such circumstances.

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“Permanent Disability” shall mean, and be limited to, any physical or mental illness, disability or impairment that has prevented you from continuing the performance of the essential functions of your position with reasonable accommodation for a period in excess of six (6) consecutive months.

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EXHIBIT B

CERTAIN AGREEMENTS

Non-Compete, Non-Disparagement and Non-Solicitation Agreement.

Because you have specialized, unique confidential knowledge vital to the Company and the special nature of the services that you provide to the Company, you agree that during your employment and for twelve (12) months following your date of termination (“the Restricted Period”), you will not, without the consent of the Company, directly or indirectly: consult for, become employed by, provide services for, or solicit or accept any funds, loans or other consideration from

a)	Christie’s, Bonhams, or Phillips or any affiliate or successor of any of those entities anywhere in the world; or

b)	another entity engaged in conducting auctions, dealing in or making private sales of, collecting or advising with respect to any core collecting category in which the Company sells property within the last twelve (12) months in the United States, United Kingdom, Hong Kong, Switzerland or France.

You agree, during and after your employment, to refrain from disparaging the Company, its subsidiaries and affiliates, including, without limitation, making derogatory comments about the character or ability of the Company or its directors, officers, shareholders, agents or representatives. The foregoing non-disparagement covenant shall not apply to statements in proceedings to enforce your rights or defend your claims under this Agreement and other legally required testimony.

In addition to the foregoing, during the Restricted Period, you agree that you will not, either alone or in concert with others, and will not cause another to, in any such case, directly or indirectly

a)	hire, recruit, solicit or induce any Sotheby’s employees to terminate their employment with Sotheby’s;

b)	solicit the business of, do business with, or seek to do business with, any client of the Company;

c)	encourage or assist any competitor of the Company to solicit or service any client of the Company; or

d)	otherwise induce any client of the Company to cease doing business with, or lessen its business with, the Company.

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If at any time there is a judicial determination by any court of competent jurisdiction that the time period, geographical scope, or any other restriction contained in this Agreement is unenforceable against you, the provisions of this Agreement shall not be deemed void but shall be deemed amended to apply as to such maximum time period, geographical scope and to such other maximum extent as the court may judicially determine or indicate to be enforceable. You understand and agree that, during the Restricted Period, you are not prohibited from obtaining alternative employment subject to the provisions above.

Confidentiality Agreement.

As a condition to your continued employment by the Company and in consideration for this Agreement, you reaffirm your agreement to be bound by the Company’s Confidentiality Agreement, Compliance Policies, including but not limited to, its Auction Rules, Code of Business Conduct and Ethics, Worldwide Conflicts of Interest Policy, and Human Resources polices.